PROSPECTUS Dated March 26, 1998                   Pricing Supplement No. 58 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated March 26, 1998                                   Dated February 25, 1999
                                                                Rule 424(b)(3)


                                  $39,575,000
                       Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                                   ----------

                     Exchangeable Notes Due March 2, 2006
                  Exchangeable for Shares of Common Stock of
                              MCI WORLDCOM, INC.

                                   ----------

The notes will not pay any interest but will be issued at a discount and thus have a minimum yield to maturity of 0.25%. Beginning May 25, 1999, you will be able to exchange your notes for a number of shares of MCI WorldCom common stock, subject to our right to call all of the notes on or after February 25, 2002.

    o The price of each note is $982.66 (98.266% of the $1,000 principal amount at maturity). This issue price represents a yield to maturity of 0.25% per year compounded semi-annually.

    o We will not make any coupon interest payments on the notes.

    o Beginning May 25, 1999, you will have the right to exchange each Note for
      9.25 shares of MCI WorldCom common stock. If you exchange, we will have the right to deliver either the actual shares or the cash value of such shares to you. You will not receive any accrued original issue discount.

    o Beginning February 25, 2002, we have the right to call all of the notes and pay you the call price, which will be an amount per note equal to the issue price of $982.66 plus accrued original issue discount, or OID, to the call date. However, if the market value of 9.25 shares of MCI WorldCom common stock on the last trading day before we send our call notice is equal to or greater than the call price, we will deliver to you
      9.25 shares of MCI WorldCom common stock per note instead.

    o If we decide to call the notes, we will give you notice at least 30 but not more than 60 days before the call date specified in the notice. If we notify you that we will be delivering shares of MCI WorldCom common stock on the call date, rather than the cash call price, you will still be able to exercise your exchange right on any day prior to the call date.

    o If you hold the notes to maturity, we will pay you $1,000 per note.

    o MCI WorldCom is not involved in this offering of the notes in any way and will have no financial obligation with respect to the notes.

    o The notes have been approved for listing on the New York Stock Exchange, Inc., subject to official notice of issuance. The NYSE listing symbol for the notes is "MSWCOM ZR06."

You should read the more detailed description of the notes in this Pricing Supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-6.

                                   ----------

                            PRICE 98.266% PER NOTE

                                   ----------

              Price to Public    Agent's Commissions    Proceeds to Company
              ---------------    -------------------    -------------------
Per Note.         98.266%               0.25%                 98.016%
Total.....    $38,888,769.50         $98,937.50           $38,789,832.00

                           MORGAN STANLEY DEAN WITTER

                     (This page intentionally left blank)



                         SUMMARY OF PRICING SUPPLEMENT

               The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

                                     The Notes

Each note costs $982.66       We, Morgan Stanley Dean Witter & Co., are
                              offering you Exchangeable Notes due March 2,
                              2006, which you may exchange for MCI WorldCom, Inc. common stock ("MCI WorldCom Stock") beginning on May 25, 1999. The price of each note is $982.66 (98.266% of the $1,000 principal
                              amount at maturity). We will not pay interest on the notes. If you hold the notes to maturity, which is March 2, 2006, we will pay you $1,000 per note. This payment represents the $982.66 issue price plus a yield to maturity of 0.25% per year compounded semi-annually.

                              Your Exchange Right

The exchange ratio            Beginning May 25, 1999, you may exchange each
is 9.25                       note for a number of shares of MCI WorldCom Stock
                              equal to the exchange ratio. The exchange ratio is 9.25 shares of MCI WorldCom Stock per note, subject to adjustment for certain corporate events relating to MCI WorldCom, Inc. ("MCI
                              WorldCom").  When you exchange your notes, Morgan
                              Stanley & Co. Incorporated ("MS & Co."), acting as calculation agent, will determine the exact number of shares you will receive based on the principal amount of the notes you exchange and the exchange ratio as it may have been adjusted through the time of the exchange.

                              To exchange a note on any day, you must instruct your broker or other person with whom you hold your notes to take the following steps through normal clearing system channels:

                              o fill out an Official Notice of Exchange, which
                                is attached as Annex A to this Pricing
                                Supplement;

                              o deliver your Official Notice of Exchange to us
                                before 11:00 a.m. (New York City time) on that day; and

                              o deliver your note certificate to The Chase
                                Manhattan Bank, as trustee for our senior notes, on that day.

                              If you give us your Official Notice of Exchange after 11:00 a.m. (New York City time) on any day or on a day when the stock markets are closed, your notice will not become effective until the next day that the stock markets are open.

We can choose to pay you      We will pay you, at our option, within 3 business
cash or MCI WorldCom          days after you give us your Official Notice of
Stock if you elect to         Exchange, either:
exchange your notes
                              o shares of MCI WorldCom Stock, or

                              o the cash value of such shares.

                              We will not pay any accrued original issue discount if you elect to exchange your notes.

                              Our right to call the notes may affect your ability to exchange your notes.

                              Our Call Right

                              Beginning February 25, 2002, we have the right to call all of the notes. If we call the notes, we will do the following:

                              o send a notice announcing that we have decided
                                to call the notes;

                              o specify in the notice a call date when you will
                                receive payment in exchange for delivering your notes to the trustee; that call date will not be less than 30 or more than 60 days after the date of the notice; and

                              o specify in the notice the number of shares of
                                MCI WorldCom Stock or the cash call price that we will pay you in exchange for each note, as explained in the next paragraph.

We may call the notes for     On the last trading day before the date of our
stock or cash, depending on   call notice, the calculation agent will determine
the price of MCI WorldCom     the value of the shares of MCI WorldCom Stock
Stock                         that a noteholder would receive upon exchange of
                              a note. That value is referred to as parity. If parity is less than the call price (the sum of the issue price of $982.66 plus the yield that will have accrued on the note to the call date), then we will pay the call price to you in cash.
                              If we notify you that we will give you cash on the call date, you will no longer be able to exercise your exchange right.

                              If, however, parity as so determined is equal to or greater than the call price, then we will deliver the shares of MCI WorldCom Stock instead. In that case, you will still have the right to exercise your exchange right on any day prior to the call date.

                              Price of MCI WorldCom Stock

MCI WorldCom Stock is         The last reported sales price on the New York
currently $85.875 a share     Stock Exchange of MCI WorldCom Stock on the date
                              of this Pricing Supplement was $85.875. You can review the publicly-reported prices of MCI
                              WorldCom Stock for the last three years in the "Historical Information" section of this Pricing
                              Supplement.

                              The Calculation Agent

                              We have appointed MS & Co. to act as calculation agent for The Chase Manhattan Bank, the trustee for our senior notes. As calculation agent, MS & Co. will determine the exchange ratio and calculate the amount of MCI WorldCom Stock or cash that you receive if you exercise your exchange right or if we call the notes. As calculation agent, MS & Co. will also adjust the exchange ratio for certain corporate events that could affect the price of the MCI WorldCom Stock and that we describe in the section called "Description of Notes--Antidilution Adjustments" in this Pricing Supplement.

                              No Affiliation with MCI WorldCom

                              MCI WorldCom is not an affiliate of ours and is not involved with this offering in any way. The notes are obligations of Morgan Stanley Dean Witter & Co. and not of MCI WorldCom.

                              More Information on the Notes

                              The notes are senior notes issued as part of our Series C medium-term note program. You can find a general description of our Series C medium-term note program in the accompanying Prospectus Supplement dated March 26, 1998. We describe the basic features of this type of note in the sections called "Description of Notes--Fixed Rate Notes" and "--Exchangeable Notes."

                              Because this is a summary, it does not contain all of the information that may be important to you, including the specific requirements for the exercise of your exchange right and of our call right. You should read the "Description of Notes" section in this Pricing Supplement. You should also read about some of the risks involved in investing in the notes in the section called "Risk Factors."

                              How to reach us

                              You may contact Morgan Stanley Dean Witter & Co. at our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).



                                 RISK FACTORS

               The notes are not secured and are riskier ordinary debt securities. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Yield to Maturity Less Than           These notes have a yield to maturity of
Interest on Ordinary Notes            0.25% per year based on the issue price
                                      of $982.66 and computed on a semi-annual bond-equivalent basis. This yield to maturity is lower than the rate of interest that we would pay on non-exchangeable senior notes maturing at the same time as the notes. If you exchange your notes for MCI WorldCom
                                      Stock, you will not receive accrued
                                      original issue discount.

Notes May Not Be                      There may be little or no secondary
Actively Traded                       market for the notes.  Although the notes
                                      have been approved for listing on the New
                                      York Stock Exchange, Inc., it is not
                                      possible to predict whether the notes
                                      will trade in the secondary market. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. MS &
                                      Co. currently intends to act as a market maker for the notes, but is not required to do so.

Market Price of Notes                 Several factors, many of which are beyond
Influenced by Many                    our control, will influence the value of
Unpredictable Factors                 the notes, including:

                                      o the market price of MCI WorldCom Stock

                                      o the volatility (frequency and magnitude
                                        of changes in price) of the MCI
                                        WorldCom Stock

                                      o the dividend rate on the MCI WorldCom
                                        Stock

                                      o economic, financial, political and
                                        regulatory or judicial events that
                                        affect stock markets generally and
                                        which may affect the market price of
                                        the MCI WorldCom Stock

                                      o interest and yield rates in the market

                                      o the time remaining until (1) you can
                                        exchange your notes for stock, (2) we
                                        can call the notes and (3) the notes
                                        mature

                                      o our creditworthiness

                                      These factors will influence the price
                                      that you will receive if you sell your
                                      notes prior to maturity.  For example,
                                      you may have to sell your notes at a
                                      substantial discount from the issue price if the market price of the MCI WorldCom Stock is at, below or not sufficiently above $85.875.

                                      You cannot predict the future performance of MCI WorldCom Stock based on its historical performance.

No Affiliation with                   We are not affiliated with MCI WorldCom.
MCI WorldCom                          We do not have any non-public information
                                      about MCI WorldCom as of the date of this Pricing Supplement, although we or our affiliates may presently or from time to time engage in business with MCI
                                      WorldCom, including extending loans to,
                                      or making equity investments in, MCI
                                      WorldCom or providing investment advisory services to MCI WorldCom, including merger and acquisition advisory services.
                                      Moreover, we have no ability to control
                                      or predict the actions of MCI WorldCom,
                                      including any corporate actions of the
                                      type that would require the calculation
                                      agent to adjust the exchange ratio. MCI
                                      WorldCom is not involved in the offering of the notes in any way and has no obligation to consider your interest as a holder of these notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to MCI
                                      WorldCom.

You Have No                           As a holder of notes, you will not have
Shareholder Rights                    voting rights or the right to receive
                                      dividends or other distributions or any
                                      other rights with respect to MCI WorldCom
                                      Stock.

Limited Antidilution                  MS & Co., as calculation agent, will
Adjustments                           adjust the exchange ratio for certain
                                      events affecting the MCI WorldCom Stock, such as stock splits and stock dividends, and certain other corporate actions involving MCI WorldCom, such as mergers.
                                      However, the calculation agent is not
                                      required to make an adjustment for every corporate event that can affect MCI
                                      WorldCom Stock.  For example, the
                                      calculation agent is not required to make any adjustments if MCI WorldCom or anyone else makes a partial tender offer or a partial exchange offer for MCI WorldCom
                                      Stock. If an event occurs that does not
                                      require the calculation agent to adjust
                                      the exchange rate, the market price of
                                      the notes may be materially and adversely affected. In addition, the Calculation
                                      Agent may in good faith adjust the
                                      exchange ratio for corporate events other than those contemplated in this Pricing
                                      Supplement if it determines that it is
                                      appropriate.  Such adjustments will be
                                      made to reflect the consequences of
                                      events but not with the aim of changing
                                      investment risk. Adjustments may
                                      materially and adversely affect the
                                      market price of the notes.

Potential Conflicts of                As calculation agent, MS & Co. will
Interest between You and              calculate how many shares of MCI WorldCom
the Calculation Agent and             Stock you will receive in exchange for
Other Affiliates of Ours              your notes and what adjustments should be
                                      made to the exchange ratio to reflect
                                      certain corporate and other events.  MS &
                                      Co. and other affiliates may carry out
                                      hedging activities related to the notes, including trading in MCI WorldCom Stock as well as in other instruments related to MCI WorldCom Stock. MS & Co. and some of our subsidiaries also trade MCI
                                      WorldCom Stock on a regular basis as part of their general broker-dealer businesses. Any of these activities and MS & Co.'s affiliation with us could influence MS & Co.'s determinations as calculation agent, including with respect to adjustments to the exchange ratio, and, accordingly, the amount of stock or cash that you receive when you exchange the notes or when we call the notes. In addition, such trading activity could potentially affect the price of MCI
                                      WorldCom Stock and, thereby, the value of the MCI WorldCom Stock or cash you will receive upon exchange or redemption.

Tax Treatment                         You should also consider the tax
                                      consequences of investing in the notes.
                                      If you are a U.S. taxable investor, you
                                      will be subject to annual income tax
                                      based on the comparable yield of the
                                      notes, even though you will not receive
                                      any periodic interest payments and at
                                      maturity may only receive the return of
                                      the principal amount of the notes.  In
                                      addition, any gain recognized by U.S.
                                      taxable investors on the sale, exchange
                                      or retirement of the notes will be
                                      treated as ordinary income. Please read carefully the section "Description of
                                      Notes--United States Federal Taxation" in this Pricing Supplement.




                             DESCRIPTION OF NOTES

               Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement. In this Pricing Supplement, the "Company," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount..............  $39,575,000

Maturity Date.................  March 2, 2006

Specified Currency............  U.S. Dollars

Issue Price...................  $982.66 (98.266% of the principal amount at maturity)

Stated OID....................  0.25% per annum computed on a semi-annual bond-equivalent basis

Original Issue Date
    (Settlement Date).........  March 2, 1999

CUSIP.........................  617446DG1

Minimum Denominations.........  $1,000

Initial MCI WorldCom Price....  $85.875 per share

Exchange Right................  On any Exchange Date, you will be entitled upon
                                (i) your completion and delivery to us and the Calculation Agent of an Official Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m. New York City time on such date and (ii) delivery on such date of such notes to the Trustee, to exchange each $1,000 principal amount of the Exchangeable Notes Due March 2, 2006 (Exchangeable for Shares of Common Stock of MCI WorldCom, Inc.) (the "Notes") for 9.25 shares (the "Exchange Ratio") of MCI WorldCom Stock, subject to adjustment as described under "--Antidilution Adjustments" below. You will not, however, be entitled to exchange your Notes if we have previously called the Notes for the cash Call Price as described under "--Company Call Right" below.

                                Upon any such exchange, we may, at our sole option, either deliver such shares of MCI WorldCom Stock or pay an amount in cash equal to the Exchange Ratio times the Market Price of MCI WorldCom Stock on the Exchange Date, as determined by the Calculation Agent, in lieu of such shares. Such delivery or payment will be made 3 Business Days after any Exchange Date, subject to delivery of such Notes to the Trustee on the Exchange Date.

                                Upon any exercise of the Exchange Right, you will not be entitled to receive any cash payment representing any accrued Stated OID. Such accrued Stated OID will be deemed paid by the MCI WorldCom Stock or cash received by you upon exercise of the Exchange Right.

                                We will, or will cause the Calculation Agent to, deliver such shares of MCI WorldCom Stock or cash to the Trustee for delivery to you.

No Fractional Shares .........  If upon any exchange of the Notes we deliver shares of MCI WorldCom Stock, we will pay cash in lieu of delivering fractional shares of MCI WorldCom Stock in an amount equal to the corresponding fractional Market Price of MCI WorldCom Stock as determined by the Calculation Agent on such Exchange Date.

Exchange Ratio ...............  9.25, subject to adjustment for certain corporate events relating to MCI WorldCom, Inc. See "--Antidilution Adjustments" below.

Exchange Date.................  Any Trading Day that falls during the period beginning May 25, 1999 and ending on the day prior to the earliest of (i) the Maturity Date,
                                (ii) the Call Date and (iii) in the event of a call for the cash Call Price as described under "--Company Call Right" below, the Company Notice Date.

Company Call Right ...........  On or after February 25, 2002, we may call the
                                Notes, in whole but not in part, for mandatory exchange into MCI WorldCom Stock at the Exchange Ratio; provided that, if Parity on the Trading Day immediately preceding the Company Notice Date, as determined by the Calculation Agent, is less than the applicable Call Price for the Call Date specified in our Notice of mandatory exchange, we will (under those circumstances only) pay such applicable Call Price in cash on the Call Date. If we call the Notes for mandatory exchange, then, unless you subsequently exercise the Exchange Right (the exercise of which will not be available to you following a call for cash in an amount equal to the Call Price), the MCI WorldCom Stock or (in the event of a call for cash, as described above) cash to be delivered to you will be delivered on the Call Date fixed by us and set forth in our notice of mandatory exchange, upon delivery of your Notes to the Trustee. We will, or will cause the Calculation Agent to, deliver such shares of MCI WorldCom Stock or cash to the Trustee for delivery to you.

                                Upon an exchange by us (whether payment is to be made in MCI WorldCom Stock or by payment of the cash Call Price, as applicable), you will not receive any additional cash payment representing any accrued Stated OID. Such accrued Stated OID will be deemed paid by the delivery of MCI WorldCom Stock or cash.

                                On or after the Company Notice Date (other than with respect to a call of the Notes for the cash Call Price by the Company) you will continue to be entitled to exercise the Exchange Right and receive any amounts described under "--Exchange Right" above.

Company Notice Date...........  The scheduled Trading Day on which we issue our notice of mandatory exchange, which must be at least 30 but no more than 60 days prior to the Call Date.

Call Date.....................  The scheduled Trading Day on or after
                                February 25, 2002 specified by us in our notice of mandatory exchange on which we will deliver MCI WorldCom Stock or cash to holders of the Notes for mandatory exchange.

Parity........................  With respect to any Trading Day, an amount equal to the Exchange Ratio times the Market
                                Price (as defined below) of MCI WorldCom
                                Stock on such Trading Day.

Call Price....................  The table below shows indicative Call Prices for each $1,000 principal amount of Notes on February 25, 2002 and at each February 25 thereafter to and including the Maturity Date. The Call Price for each $1,000 principal amount of Notes called for mandatory exchange on Call Dates between such indicative dates would include an additional amount reflecting Stated OID accrued from the next preceding date in the table through the applicable Call Date at a rate of 0.25% per annum. Such additional accreted amount of Stated OID will be determined by the Calculation Agent and will be calculated on a semiannual bond-equivalent basis based on the Call Price for the immediately preceding Call Date indicated in the table below.

                                Call Date                       Call Price
                                ---------                       ----------
                                February 25, 2002............     $990.01
                                February 25, 2003............     $992.48
                                February 25, 2004............     $994.97
                                February 25, 2005............     $997.46
                                Maturity.....................   $1,000.00


Market Price..................  If MCI WorldCom Stock (or any other security for which a Market Price must be determined) is listed on a U.S. securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is a security of The Nasdaq National Market ("NASDAQ NMS") or is included in the OTC Bulletin Board Service ("OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), the Market Price for one share of MCI WorldCom Stock (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, on such day on the principal securities exchange on which MCI WorldCom Stock (or any such other security) is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the NASDAQ NMS or OTC Bulletin Board on such day. If the last reported sale price is not available pursuant to clause (i) or (ii) of the preceding sentence, the Market Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for MCI WorldCom Stock (or any such other security) obtained from as many dealers in such security (which may include MS & Co. or any of our other subsidiaries or affiliates), but not exceeding three, as will make such bid prices available to the Calculation Agent. A "security of the NASDAQ NMS" shall include a security included in any successor to such system and the term "OTC Bulletin Board Service" shall include any successor service thereto.

Trading Day...................  A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the American Stock Exchange, Inc., the NASDAQ NMS, the Chicago Mercantile Exchange, the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States and on which a Market Disruption Event has not occurred.

Book Entry Note or
Certificated Note.............  Book Entry, DTC

Senior Note or Subordinated
Note..........................  Senior

Trustee.......................  The Chase Manhattan Bank

Agent for this Underwritten
Offering of Notes.............  Morgan Stanley & Co. Incorporated and its
                                successors (MS & Co.)

Calculation Agent.............  Morgan Stanley & Co. Incorporated and its
                                successors (MS & Co.)

                                All determinations made by the Calculation
                                Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                Because the Calculation Agent is our affiliate, potential conflicts of interest may exist between the Calculation Agent and you as a holder of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or determining the Market Price or whether a Market Disruption Event has occurred. See "Antidilution Adjustments" and "Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments......  The Exchange Ratio will be adjusted as follows:

                                1. If MCI WorldCom Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of MCI WorldCom Stock.

                                2. If MCI WorldCom Stock is subject (i) to a stock dividend (issuance of additional shares of MCI WorldCom Stock) that is given ratably to all holders of shares of MCI WorldCom Stock or
                                (ii) to a distribution of MCI WorldCom Stock as a result of the triggering of any provision of the corporate charter of MCI WorldCom, then once the dividend has become effective and MCI WorldCom Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of MCI WorldCom Stock and (ii) the prior Exchange Ratio.

                                3. There will be no adjustments to the Exchange Ratio to reflect cash dividends or other distributions paid with respect to MCI WorldCom Stock other than distributions described in paragraph 6 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to MCI WorldCom Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for MCI WorldCom Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the Market Price of MCI WorldCom Stock on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to MCI WorldCom Stock, the Exchange Ratio with respect to MCI WorldCom Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for MCI WorldCom Stock will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for MCI WorldCom Stock or (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the MCI WorldCom Stock described in paragraph 6 below that also constitutes an Extraordinary Dividend shall only cause an adjustment to the Exchange Ratio pursuant to paragraph 6.

                                4. If MCI WorldCom is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the Notes will continue to be exchangeable into MCI WorldCom Stock so long as a Market Price for MCI WorldCom Stock is available. If a Market Price is no longer available for MCI WorldCom Stock for whatever reason, including the liquidation of MCI WorldCom or the subjection of MCI WorldCom to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of MCI WorldCom Stock will equal zero for so long as no Market Price is available.

                                5. If there occurs any reclassification or change of MCI WorldCom Stock, or if MCI WorldCom has been subject to a merger, combination or consolidation and is not the surviving entity, or if there occurs a sale or conveyance to another corporation of the property and assets of MCI WorldCom as an entirety or substantially as an entirety, in each case as a result of which the holders of MCI WorldCom Stock shall be entitled to receive stock, other securities or other property or assets (including, without limitation, cash or other classes of stock of MCI WorldCom) ("Exchange Property") with respect to or in exchange for such MCI WorldCom Stock, then the holders of the Notes then outstanding will be entitled thereafter to exchange such Notes into the kind and amount of Exchange Property that they would have owned or been entitled to receive upon such reclassification, change, merger, combination, consolidation, sale or conveyance had such holders exchanged such Notes for MCI WorldCom Stock immediately prior to any such corporate event, but without interest thereon. At such time, no adjustment will be made to the Exchange Ratio.

                                6. If MCI WorldCom issues to all of its
                                shareholders equity securities of an issuer other than MCI WorldCom (other than in a transaction described in paragraph 5 above), then the holders of the Notes then outstanding will be entitled to receive such new equity securities upon exchange of such Notes. The Exchange Ratio for such new equity securities will equal the product of the Exchange Ratio in effect for MCI WorldCom Stock at the time of the issuance of such new equity securities times the number of shares of the new equity securities issued with respect to one share of MCI WorldCom Stock.

                                7. No adjustments to the Exchange Ratio will be required other than those specified above. However, we may, at our sole discretion, cause the Calculation Agent to make additional changes to the Exchange Ratio to reflect changes occurring in relation to the MCI WorldCom Stock (or other Exchange Property) in other circumstances where we determine in good faith that it is appropriate, but only to reflect such changes, and not with the aim of spreading investment risk.

                                No adjustments to the Exchange Ratio will be required unless such adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

                                The Exchange Ratio will not be adjusted to take into account the accrual of Stated OID.

                                The Calculation Agent shall be solely
                                responsible for the determination and
                                calculation of any adjustments to the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 or 6 above, and its determinations and calculations with respect thereto shall be conclusive.

                                The Calculation Agent will provide information as to any adjustments to the Exchange Ratio upon written request by any holder of the Notes.

Market Disruption Event.......  "Market Disruption Event" means, with respect to MCI WorldCom Stock:

                                   (i) a suspension, absence or material
                                   limitation of trading of MCI WorldCom Stock on the primary market for MCI WorldCom Stock for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for MCI WorldCom Stock as a result of which the reported trading prices for MCI WorldCom Stock during the last one-half hour preceding the closing of trading in such market are materially inaccurate; or the suspension, absence or material limitation on the primary market for trading in options contracts related to MCI WorldCom Stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                   (ii) a determination by the Calculation
                                   Agent in its sole discretion that the event described in clause (i) above materially interfered with the ability of the Company or any of our affiliates to unwind all or a material portion of the hedge with respect to the Notes.

                                For purposes of determining whether a Market
                                Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant option contract will not constitute a Market Disruption Event, (3) limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in an options contract on MCI WorldCom Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to MCI WorldCom Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to MCI WorldCom Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange
Calculation in case of
an Event of Default...........  In case an Event of Default with respect to the Notes shall have occurred and be
                                continuing, the amount declared due and payable upon any acceleration of any Note shall be determined by MS & Co., as Calculation Agent, and shall be equal to the Issue Price of a Note plus the accrued Stated OID to but not including the date of acceleration; provided that if (x) the holder of a Note has submitted an Official Notice of Exchange to the Company in accordance with the Exchange Right or (y) the Company has called the Notes, other than a call for the cash Call Price, in accordance with the Company Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each $1,000 principal amount of a Note equal to the Exchange Ratio times the Market Price of one share of MCI WorldCom Stock, determined by the Calculation Agent as of the Exchange Date or as of the date of acceleration, respectively, and shall not include any accrued Stated OID thereon; provided further that if the Issuer has called the Notes for cash in an amount equal to the Call Price, in accordance with the Company Call Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each $1,000 principal amount of a Note equal to the applicable Call Price. See "--Call Price" above.

MCI WorldCom Stock;
Public Information............  MCI WorldCom is one of the largest telecommunications companies in the United
                                States, serving local, long distance and Internet customers domestically and internationally. MCI WorldCom Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission"). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a Website maintained by the Commission. The address of the Commission's Website is http://www.sec.gov. Information provided to or filed with the Commission by MCI WorldCom pursuant to the Exchange Act of 1934 can be located by reference to Commission file number 0-11258. In addition, information regarding MCI WorldCom may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such reports.

                                This pricing supplement relates only to the Notes offered hereby and does not relate to MCI WorldCom Stock or other securities of MCI WorldCom. We have derived all disclosures contained in this pricing supplement regarding MCI WorldCom from the publicly available documents described in the preceding paragraph. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to MCI WorldCom in connection with the offering of the Notes. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding MCI WorldCom are accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of MCI WorldCom Stock (and therefore the Initial MCI WorldCom Price and the Exchange Ratio) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning MCI WorldCom could affect the value received on any Exchange Date or Call Date with respect to the Notes and therefore the trading prices of the Notes.

                                Neither we nor any of our affiliates makes any representation to you as to the performance of MCI WorldCom Stock.

                                We or our affiliates may presently or from time to time engage in business with MCI WorldCom, including extending loans to, or making equity investments in, MCI WorldCom or providing advisory services to MCI WorldCom, including merger and acquisition advisory services. In the course of such business, we or our affiliates may acquire non-public information with respect to MCI WorldCom and, in addition, one or more of our affiliates may publish research reports with respect to MCI WorldCom. The statement in the preceding sentence is not intended to affect the rights of holders of the Notes under the securities laws. As a prospective purchaser of a Note, you should undertake such independent investigation of MCI WorldCom as in your judgment is appropriate to make an informed decision with respect to an investment in MCI WorldCom Stock.

Historical Information........  The following table sets forth the published high and low Market Price during 1996, 1997, 1998 and during 1999 through February 25, 1999. The Market Price on February 25, 1999 was $85.875. We obtained the Market Prices listed below from Bloomberg Financial Markets and we believe such information to be accurate. You should not take the historical prices of MCI WorldCom Stock as an indication of future performance. We cannot give any assurance that the price of MCI WorldCom Stock will increase sufficiently to cause the beneficial owners of the Notes to receive an amount in excess of the principal amount on any Exchange Date or Call Date.


                                            MCI WorldCom                High        Low
                                            ------------                ----        ---
                                (CUSIP 55268B106)
                                1996
                                First Quarter.......................    23          16 1/2
                                Second Quarter......................    27 11/16    21 3/4
                                Third Quarter.......................    28          18 5/8
                                Fourth Quarter......................    26 1/16     21 5/8

                                1997
                                First Quarter.......................    27 1/2      22
                                Second Quarter......................    32          21 7/8
                                Third Quarter.......................    37          29 15/16
                                Fourth Quarter......................    38 1/16     28 15/16

                                1998
                                First Quarter.......................    44 7/16     28 13/16
                                Second Quarter......................    48 7/16     42 1/4
                                Third Quarter.......................    56 7/8      40 15/16
                                Fourth Quarter......................    74 1/4      43 1/8

                                1999
                                First Quarter
                                (through February 25, 1999).......      85 7/8      69 7/8


                                Historical prices have been adjusted for a 2 for 1 stock split of MCI WorldCom Stock, which became effective in the third quarter of 1996.

                                MCI WorldCom has not paid cash dividends on the MCI WorldCom Stock to date. We make no representation as to the amount of dividends, if any, that MCI WorldCom will pay in the future. In any event, as a holder of a Note, you will not be entitled to receive dividends, if any, that may be payable on MCI WorldCom Stock.

Use of Proceeds and Hedging...  The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Notes. See also "Use of Proceeds" in the accompanying Prospectus.

                                On or prior to the date of this Pricing
                                Supplement, we, through our subsidiaries and others, hedged our anticipated exposure in connection with the Notes by taking positions in MCI WorldCom Stock and positions in other instruments in connection with such hedging. Such hedging was carried out in a manner designed to minimize any impact on the price of MCI WorldCom Stock. Our purchase activity could potentially have increased the price of MCI WorldCom Stock, and therefore effectively have increased the level to which MCI WorldCom Stock must rise before you would receive an amount of MCI WorldCom Stock worth as much or more than the accreted principal amount of your Notes on any Exchange Date or Call Date. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling MCI WorldCom Stock, options contracts on MCI WorldCom Stock listed on major securities markets or positions in other securities or instruments that we may wish to use in connection with such hedging. Although we have no reason to believe that our hedging activity or other trading activities that we, or any of our affiliates, engaged in or may engage in has had or will have a material impact on the price of MCI WorldCom Stock, we cannot give any assurance that we have not or will not affect such price as a result of our hedging or trading activities.

Supplemental Information
Concerning Plan of
Distribution................... In order to facilitate the offering of the
                                Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or the MCI WorldCom Stock. Specifically, the Agent may overallot in connection with the offering, creating a short position in the Notes for its own account. In addition, to cover allotments or to stabilize the price of the Notes, the Agent may bid for, and purchase, the Notes or the MCI WorldCom Stock in the open market. See "Use of Proceeds and Hedging" above.

                                We have agreed to indemnify the Agent against certain liabilities under the Securities Act of 1933, as amended.

ERISA Matters for Pension
Plans And Insurance Companies.. We and certain of our affiliates, including
                                MS & Co. and Dean Witter Reynolds Inc. ("DWR"), may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the Notes are acquired by or with the assets of a pension or other employee benefit plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless the Notes are acquired pursuant to an exemption from the prohibited transaction rules.

                                The acquisition of the Notes may be eligible for one of the exemptions noted below if such acquisition:

                                (a) (i) is made solely with the assets of a bank collective investment fund and (ii) satisfies the requirements and conditions of Prohibited Transaction Class Exemption ("PTCE") 91-38 issued by the Department of Labor ("DOL");

                                (b) (i) is made solely with assets of an insurance company pooled separate account and
                                (ii) satisfies the requirements and conditions of PTCE 90-1 issued by the DOL;

                                (c) (i) is made solely with assets managed by a qualified professional asset manager and

                                (ii) satisfies the requirements and conditions of PTCE 84-14 issued by the DOL;

                                (d) is made solely with assets of a
                                governmental plan (as defined in Section 3(32) of ERISA) which is not subject to the provisions of Section 401 of the Code;

                                (e) (i) is made solely with assets of an insurance company general account and (ii) satisfies the requirements and conditions of PTCE 95-60 issued by the DOL; or

                                (f) (i) is made solely with assets managed by an in-house asset manager and (ii) satisfies the requirements and conditions of PTCE 96-23 issued by the DOL.

                                Under ERISA, assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the plan has invested. In addition, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the Notes should consider the possible implications of owning the MCI WorldCom Stock. Thus, any insurance company, pension or employee benefit plan or entity holding assets of such a plan proposing to invest in the Notes should consult with its legal counsel prior to such investment.

United States Federal
Taxation......................  The Notes are Optionally Exchangeable Notes
                                and investors should refer to the discussion under "United States Federal
                                Taxation--Notes--Optionally Exchangeable Notes" in the accompanying Prospectus Supplement. In connection with the discussion thereunder, we have determined that the "comparable yield" is an annual rate of 5.96%, compounded semi-annually. Based on our determination of the comparable yield, the "projected payment schedule" for a Note (assuming a par amount of $1,000 or with respect to each integral multiple thereof) consists of a projected amount due at maturity, equal to $1,482.33.

                                The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of United States Holders' interest accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of the payments on a Note.

                                In addition, the effective date of the New
                                Regulations (as defined in "United States
                                Federal Taxation -- Backup Withholding" in the accompanying Prospectus Supplement) has been changed so that the New Regulations will apply to payments made after December 31, 1999.


                                                                       ANNEX A

                          OFFICIAL NOTICE OF EXCHANGE

                                            Dated:  [On or after May 25, 1999]

Morgan Stanley Dean Witter & Co.
1585 Broadway
New York, New York 10036

Morgan Stanley & Co. Incorporated, as
  Calculation Agent
1585 Broadway
New York, New York 10036
Fax No.: (212) 761-0674
(Attn: Lily Lam)

Dear Sirs:

               The undersigned holder of the Medium Term Notes, Series C, Senior Fixed Rate Notes, Exchangeable Notes due March 2, 2006 (Exchangeable for Shares of Common Stock of MCI WorldCom, Inc.) of Morgan Stanley Dean Witter & Co. (CUSIP No. 617446DG1) (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day), provided that such day is prior to the earliest of (i) March 2, 2006, (ii) the Call Date and (iii) in the event of a call for cash, the Company Notice Date, the Exchange Right as described in Pricing Supplement No. 58 dated February 25, 1999 (the "Pricing Supplement") to the Prospectus Supplement dated March 26, 1998 and the Prospectus dated March 26, 1998 related to Registration Statement No. 333-46935. Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon the Company will deliver, at its sole option, shares of the Common Stock of MCI WorldCom, Inc. or cash 3 Business Days after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

                                         Very truly yours,



                                         _______________________________________
                                         [Name of Holder]


                                         By: ___________________________________
                                             [Title]



                                         _______________________________________
                                         [Fax No.]


                                         $______________________________________
                                          Principal Amount of Notes
                                          surrendered for exchange



Receipt of the above Official
Notice of Exchange is hereby acknowledged

MORGAN STANLEY DEAN WITTER & CO., as Issuer

MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By: ________________________________
    Title:

Date and time of acknowledgment ______________